EXECUTIVE DEFERRED COMPENSATION AGREEMENT


      This EXECUTIVE DEFERRED COMPENSATION AGREEMENT (this "Agreement") is made this 30th day of September, 1994, by and between PLM International, Inc., a Delaware corporation, its affiliates and subsidiaries (collectively, the "Company"), and J. MICHAEL ALLGOOD ("Executive").

                                    RECITALS:

      A. Executive is a management employee of the Company, serving the Company in such capacity as the Company's board of directors or officers may designate from time to time.

      B. The Company and Executive have, prior to the date of this Agreement, agreed, and shall in the future, apart from this Agreement, agree, from time to time, on the amount(s) that the Company is to pay Executive as Executive's basic current cash compensation (that is, Executive's salary, hereinafter referred to as Executive's "Salary"), as well as on other amounts of compensation for personal services (including, but not by way of limitation, bonuses, consultancy fees, and commissions).

      C. In consideration of the personal services required to be performed by Executive in order for Executive or Executive's Beneficiary to receive any of the benefits provided under this Agreement, and in recognition of the importance that certain of the Company's management employees, now and in the future, may place upon its actions to secure adequate retirement and death benefits for its management employees -- but specifically disavowing any intention of setting any policy or precedent, binding or otherwise, with respect to the retirement or death benefits, if any, that the Company may at any time, now or in the future, decide to provide to any of its employees, management or otherwise, other than Executive -- the Company desires to make provision for pension and death benefits for Executive, as specified in the provisions of this Agreement.

                     WHEREFORE THE PARTIES AGREE AS FOLLOWS:

      1.      Deferred Compensation Benefits

              1.1 Commencing on the first Business Day of any Compensation Period, and continuing on the first Business Day of each of the following months until the end of such Compensation Period, the Company shall pay Executive a Monthly Executive Deferred Compensation Benefit under this Agreement. The Monthly Executive Deferred Compensation Benefit shall be computed according to the following formula:

              Monthly Executive Deferred Compensation Benefit = VF (AF (S/M)) where "S" equals the sum of all of the amounts paid to Executive as Salary during Executive's last 60 months of employment with the Company (or, if Executive was an employee of the Company for less than 60 months, during all of Executive's months of employment with the Company), "M" is the number of months in the period of consecutive months used in the computation of S, "AF" is Executive's Accrual Factor, and "VF" is Executive's Vesting Factor.

              1.2 For the purposes of paragraph 1.1, a month of employment shall be any calendar month during which Executive has been a full-time employee of the Company at all times. In computing the number of months during which Executive was employed by the Company preceding a Compensation Period, periods of normal paid vacation or of paid leave, of whatever type, shall be treated as periods during which Executive was a full-time employee of the Company. Any unpaid leave of absence taken by Executive with the Company's consent shall be treated (a) as beginning on the first day of the calendar month in which it actually began and ending on the last day of the calendar month in which it actually ended, and (b) as a period during which Executive was not a full-time employee of the Company.

              1.3 Except as otherwise provided in this Agreement, Executive's "Accrual Factor" shall be determined under the following table:

        Years of Service                         Accrual Factor
        -------------------------------------------------------
                1                                        5%
                2                                       10%
                3                                       15%
                4                                       20%
                5                                       25%
                6                                       30%
                7                                       35%
                8                                       40%
                9                                       45%
               10                                       50%
               11                                       55%
               12                                       60%
               13                                       65%
               14                                       70%
               15   or more                             75%

For the purpose of determining Executive's Accrual Factor under the above table, a "Year of Service" shall be any calendar year during which Executive is or was actually employed by the Company as a full-time employee for at least 40 weeks. For the purpose of the preceding sentence, any calendar week shall be treated as a week of full-time employment if Executive was a full-time employee of the Company on any day during such week.

              1.4 Except as provided in paragraph l.5, or Section 6 or 12, Executive's "Vesting Factor" shall be determined under the following table:

                   Years of Service
                   Occurring After
                   Calendar Year 1985                  Vesting Factor

                        1                                         0%
                        2                                         0%
                        3                                         0%
                        4                                         0%
                        5 or more                               100%

For the purpose of determining Executive's Vesting Factor under the above table, a Year of Service shall be computed in the same manner as a Year of Service for the purpose of computing Executive's Accrual Factor under paragraph l.3, except that calendar years preceding the calendar year in which this Agreement was entered into by and between the Company and Executive (or, if earlier, the calendar year of any prior Agreement which this Agreement supersedes) shall not be counted.

              1.5 Notwithstanding anything that might otherwise be to the contrary in paragraph 1.4, if Executive terminates employment with the Company on account of a Layoff, or on account of his or her death or a period of illness ending in death, Executive's Vesting Factor shall be determined under the following table:

                        Years of Service
                        Occurring After
                        Calendar Year 1985                  Vesting Factor

                              1                                     20%
                              2                                     40%
                              3                                     60%
                              4                                     80%
                              5 or more                            100%

              For the purposes of this paragraph l.5, a "Layoff" shall mean a termination of employment initiated by the Company as part of a general reduction in the size of the Company's work force or management in response to a reduction in the volume, or a structural change in the nature of, the Company's business, or its manner of conducting business, where the circumstances of the termination indicate that the Executive's job performance has not generally been unsatisfactory and that, but for the reduction in the volume, or change in the structural nature of the Company's business, or its manner of conducting business, the Company would probably not have terminated Executive's employment.

              l.6 The "Compensation Period" shall be the period of consecutive calendar months commencing with the first Business Day of the second calendar month following the later of (a) the calendar month in which Executive attains age 60, or (b) the calendar month in which Executive terminates employment with the Company, and ending with the last day of the earlier of (x) the calendar month following the calendar month in which Executive again becomes an employee of the Company, or (y) the last day of the 59th month following the first month of the Compensation Period.

              l.7 For the purposes of this Agreement, a "Business Day" shall be any day other than Saturday, Sunday, or a Holiday. A "Holiday" shall be any day on which the Company's Executive offices are not open for general business, and on which the Company's nonmanagement employees are not required to report for work other than by special arrangement.

              l.8 For the purpose of this Agreement, the terms "employee" and "employment" shall have their common law meanings, and shall not include, respectively, an independent contractor or the work relationship between the Company and an independent contractor.

              l.9 (a) For the purpose of computing Executive's Accrual Factor, any period of time during which Executive was employed by any of the following employers shall be treated as a period of time during which Executive was employed by the Company, so that if Executive has been employed by any such employer he shall be in the same position with respect to the computation of his Accrual Factor as he would be had his service (Years of Service and any portion of any Year of Service) for such employer been service with the Company:

                     PLM Companies, Inc.
                     Transcisco Industries, Inc.
                     PLM International, Inc.

              l.9 (b) For the purposes of computing Executive's Vesting Factor, any period of time during which Executive was employed by any of the following employers shall be treated as a period of time during which Executive was employed by the Company, so that if Executive has been employed by any such employer he shall be in the same position with respect to the computation of his Vesting Factor as he would be had his service (Years of Service and any portion of any Year of Service) for such employer been service with the Company:

                     PLM Companies, Inc.
                     Transcisco Industries, Inc.
                     PLM International, Inc.

      2.      Reduction for Prior Payments

              If Monthly Executive Deferred Compensation Benefit payments become payable under Section l of this Agreement, and with respect to any previous Compensation Period(s) Executive has previously received Monthly Executive Deferred Compensation Benefit payments, then, notwithstanding anything in Section l of this Agreement that might otherwise be to the contrary, the rules provided in Section l of this Agreement, which generally provide that a Compensation Period ends no later than the last day of the 59th calendar month after the first calendar month of the Compensation Period, shall be applied by substituting "the Nth calendar month" for "the 59th calendar month" each place "the 59th calendar month" appears, where "N" is the number obtained by subtracting from 59 the total number of Monthly Executive Deferred Compensation Benefit payments previously received by Executive with respect to any previous Compensation Period(s).

      3.      Death Benefits

              3.1 If Executive dies during a Compensation Period the Company shall continue to make Monthly Executive Deferred Compensation Benefit payments, until the end of the Compensation Period, exactly as if Executive had not died, except that, commencing with the first Monthly Executive Compensation Benefit payment payable after the l0th Business Day following the Company's actual receipt of notice of Executive's death, all remaining Monthly Executive Deferred Compensation Benefit payments shall be paid to Executive's Beneficiary.

              3.2 If Executive dies other than during a Compensation Period, then Executive shall be assumed for all purposes of this Agreement to have (a) terminated employment with the Company (i) if the Executive is not employed by the Company at the time of his death, on the day Executive actually last terminated employment with the Company or (ii) if the Executive is employed by the Company at the time of his death, on the first day of the calendar year following the calendar year in which Executive actually died (in which case Executive shall be assumed to have provided his or her services to the Company until such date on a full-time basis), (b) survived until the attainment of age 60, and (c) died on the second day of the second calendar month following his or her attainment of age 60. The provisions of paragraph 3.l shall then be applied using the assumed facts set forth in the previous sentence.

              3.3    Executive's Beneficiary shall be:

              (a) such person as Executive may have instructed in an unrevoked writing delivered to the Company's General Counsel, and accepted by the Company's General Counsel for the purpose of designating a Beneficiary under this Agreement; otherwise,

              (b) such person as Executive may have designated in Executive's last will and testament duly admitted to probate; otherwise,

              (c) Executive's estate.

              3.4 Notwithstanding anything contained in this Agreement that might otherwise be to the contrary, no amount constituting property of a surviving or former spouse of Executive due to the application of any community or other marital property law shall be paid to any person other than such surviving or former spouse, or such surviving or former spouse's estate, without the written consent of such surviving or former spouse, or of the executor or administrator of such surviving or former spouse's estate. Prior to making any payment under this Agreement the Company may require the potential recipient of such payment to supply the Company with such proof as the Company shall reasonably require to ensure that the payment in question complies with the provisions of this paragraph 3.4.

      4.      Source of Payments

              The Deferred Compensation Benefits payable under this Agreement are non-transferable and subject to substantial risks of forfeiture within the meaning of section 83 of the Internal Revenue Code of 1986. The Company may, but is not required to, establish a trust or other fund separate and beyond the reach of the creditors of the Company to secure the Deferred Compensation Benefits payable under this Agreement. In the event that such a trust or other fund is established by the Company, the Company may, but is not required to contribute any specified amounts or assets to such trust or other fund. It is the intent that the Deferred Compensation Benefits be paid from any amounts available in such trust or other fund, however, in any event the Company remains obligated as provided under this Agreement to the extent that Deferred Compensation Benefits are not paid by such trust or other fund.

      5.      Acceleration of Payments

              Notwithstanding anything contained in Sections l or 3 of this Agreement that might otherwise be to the contrary, the Company's Board of Directors shall have the power in its discretion to pay the total amount of any Monthly Executive Compensation Benefit payments that may become payable under this Agreement either in a single sum or in a lesser number of installments than if payments were made monthly as would otherwise be provided in Sections l or 3. If the Company's Board of Directors decides to pay Executive's Monthly Executive Compensation Benefit as a single sum, or in such lesser number of installments, then the dollar amount(s)) owed by the Company to Executive or Executive's Beneficiary under this Agreement shall be less than the sum of the nominal dollar amounts that would otherwise be owed under Sections l or 3 in order to take into account the time value of money. The dollar amounts that shall be owed by the Company under this Agreement in the case of a single sum payment or payment in a lesser number of installments than would otherwise be made in Sections l or 3 shall be the amount determined by:

              (a) discounting to present value, using generally accepted accounting principles, the stream of payments that would otherwise be payable under Sections l or 3 assuming that Executive's Compensation Period lasted for as long as necessary to exhaust the Company's payment obligation under Sections l or 3 (taking into account any reduction of such obligation provided for by Section 2 of this Agreement), and assuming an interest rate reasonably approximate to the interest rate that the Company would pay a commercial lender in connection with a loan to the Company, made at the time the payment is made, of an amount approximately equal to the amount(s)) to be paid to Executive under Sections l or 3 of this Agreement, and for a term reasonably approximate to the period over which such payments would be made; and,

              (b) increasing, if appropriate, to future value, using the same principles used in subparagraph (a) above, the payment(s) actually to be made, taking into account the time(s) when such payment(s)) is/are actually to be made.

      6.      Form of Payments

              6.1 Except as provided in Section 6.2 below, all payments to Executive under this Agreement shall be made in cash.

              6.2 If the Company makes one or more payment(s) to Executive under
Section 5, such payment(s) may, at Executive's option be wholly or partially in the form of one or more immediate or deferred annuity contracts on the sole life of the Executive or jointly on the lives of Executive and Executive's Beneficiary, with any term certain or refund feature elected by Executive.

      7.      Forfeitures of Otherwise Vested Amounts

              Notwithstanding anything contained in this Agreement that might otherwise be to the contrary, Executive's Vesting Factor for the purposes of paragraphs l.4 and l.5 of this Agreement shall, if it is not already zero percent, be reduced to zero percent and shall, forever thereafter, remain, zero percent if:

               (a) Executive resigns from the Company's employment against the wishes of the Company;

               (b) Executive materially breaches any trade secrets or other confidentiality agreement between the Company and Executive;

               (c) Executive's employment terminates within the 48-consecutive month period consisting of the 24 months immediately preceding and the 24 months immediately following the Company's discovery of any misconduct in connection with Executive's employment, including fraud or embezzlement;

               (d) After counseling with respect to the importance of such an examination to the financial interests of the Company, and after a reasonable period for deliberation, Executive refuses to undergo any medical or other examination in connection with the acquisition or potential acquisition of any life insurance policy, annuity, or other investment whose price may reflect a mortality risk factor, that the Company may desire to acquire.

      8.      Service During Retirement or Disability

              8.1 Executive may continue to be involved in the Company's affairs during a Compensation Period provided, however, that Executive's involvement in such affairs shall in no way be required as a condition of receiving any payment under this Agreement, and provided that during any Compensation Period the Company shall have no right under this Agreement to require Executive to perform any services for, or otherwise be involved in the affairs of, the Company.

              8.2 If Executive provides services to the Company during a Compensation Period, the compensation, if any, that Executive shall receive from the Company for such services shall be the subject of an agreement or understanding between Executive and the Company other than this Agreement. In particular, this Agreement shall not preclude or otherwise affect Executive's receipt of compensation from the Company for services performed during a Compensation Period, nor shall any payments due under this Agreement be reduced or offset by any such compensation.

      9.      Taxes

              9.1 If and to the extent that the Company determines in good faith that any amount otherwise payable to Executive or Executive's Beneficiary under this Agreement is subject to Federal Insurance Contributions Act ("FICA") taxes, California State Disability Insurance ("SDI") taxes, or any other payroll taxes (including, but not by way of limitation, federal or state income tax withholding on wages, deferred compensation, disability benefits, death benefits, or similar amounts, or any federal or state withholding tax on employee wages, deferred compensation, disability benefits, death benefits, or similar amounts that may be enacted after the date of this Agreement (collectively "Employee Payroll Taxes"), then the Company (or the trust, as the case may be) shall deduct from such amount the sum, if any, of:

              (a) Executive's portion as an employee or former employee of the Company, or Executive's Beneficiary portion or a beneficiary of a former employee of the Company -- but not the Company's portion -- of FICA taxes under Sections 3102 of the Internal Revenue Code of l986, as amended (the "Code"), or under any related or successor provision(s) of federal law;

              (b) SDI taxes under Sections 2901, 984, and 986 of the California Unemployment Insurance Code, or under any related or successor provisions of state law; and

              (c) the amount of any other applicable Employee Payroll Taxes due with respect to such gross amounts, to the extent that, as a matter of federal or state tax law, they are imposed on Executive or Executive's Beneficiary.

              9.2 The amount of any reduction(s) under Section 9.l above shall for the purposes of this Agreement and for federal and state tax purposes -- including federal and state payroll tax deposit and reporting purposes -- be treated by the Company, Executive, or/and Executive's Beneficiary, as employee FICA, SDI, or/and other Employee Payroll Taxes withheld from Executive's wages or benefits as an employee or former employee of the Company, or from other appropriate amounts.

              9.3 Except as otherwise provided in this Section 9 of this Agreement, the gross amounts otherwise payable to Executive or Executive's Beneficiary under this Agreement shall not be reduced on account of any other taxes that may be imposed on the Company on account of or in connection with the Company's payments to Executive or Executive's Beneficiary under this Agreement.

      10. Automatic Acceleration of Vesting and Optional Acceleration of Payment in the Case of A Change in Control; Section 280G Cutback

              10.1 Notwithstanding anything contained in this Agreement that might otherwise appear to the contrary other than Section 10.4 automatically, as a consequence of the operation of this Agreement, and without any requirement for any approval on the part of the Company's board of directors or any officer or group of officers of the Company, in the event of any Change in Control of the Company, if Executive is an employee of the Company at the time of such Change in Control of the Company, then effective with the occurrence of such Change in Control of the Company:

              (a) Executive shall be treated for all purposes of this Agreement as if Executive had attained age 60 on the first day of the second calendar month preceding the calendar month in which the Change in Control of the Company occurs; and

              (b) Executive's Vesting Factor under Section l.4 of this Agreement shall, except as it may be affected by Section 7 of this Agreement prior to the date of the Change in Control of the Company, become and forever thereafter remain 1.

              10.2 Moreover, notwithstanding anything contained in this Agreement that might otherwise appear to the contrary, in the case of any Change in Control of the Company, the Company's board of directors may at any time direct that, in addition to the provision of Section 10.1 above, this Agreement shall be applied (a) if Executive had already terminated employment with the Company prior to the Change in Control of the Company, as if Executive had attained age 60 on the first day of the second calendar month preceding the calendar month in which the Change in Control of the Company occurred, or (b) if Executive was an employee of the Company on the date on which the Change in Control of the Company occurred, as if Executive had terminated employment with the Company, and had done so on the day following the day on which Executive shall be deemed to have attained age 60 under Section 10.1.

              10.3 Except than as provided in Section 11 below, for purposes of this Agreement, "Change in Control of the Company" shall mean a change in the ownership of the Company's stock that would be required to be reported in response to Item 6(e) of Schedule l4A of Regulation l4A promulgated under the Securities Exchange Act of l934 as in effect on the date of this Agreement or, if such Item 6(e) is no longer in effect, a change in ownership that would be required to be reported under any regulation issued by the Securities and Exchange Commission pursuant to the Securities Exchange Act of l934 that serves similar purposes as such Item 6(e); provided however, that in any event a Change in Control of the Company shall be deemed to have occurred if and when (a) any "person" (as such term is used in Sections l3 (d) and l4 ((d)(2)) of the Securities Exchange Act of l934) is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing more than 15% of the combined voting power of the Company's then outstanding securities, or (b) there is a change in the Board of Directors which change is the result of a proxy solicitation(s) or other action(s) to influence voting at a shareholders' meeting of the Company (other than by voting one's own stock) by a Person or group of Persons who has Beneficial Ownership of 5% or more of the combined voting power of the securities of the Employer and which causes the Continuing Directors to cease to be a majority of the Board of Directors of the Employer. For purposes of the preceding sentence, "Continuing Directors" shall mean a member of the Board of Directors who (i) is a member of the Board of Directors on the date hereof, or (ii) who subsequently becomes a member of the Board of Directors and who either (x) is appointed or recommended for election with the affirmative vote of a majority of the Directors then in office who are Directors on the date hereof, or (y) is appointed or recommended for election with the affirmative vote of a majority of the Directors then in office who are described in subsections (i) and (ii)(x) above, as applicable.

              10.4 (a) Notwithstanding anything that might otherwise be to the contrary in this Agreement, if as a result of the application of Sections 10.1 or/and 10.2 of this Agreement Executive's Vesting Factor or/and the timing of any payments to Executive under this Agreement is/are accelerated upon the occurrence of a Change in Control of the Company, then the Executive shall engage outside counsel ("280G Counsel") to render an opinion as to whether the payment of any amount or portion of any amount that would be paid by the Company to Executive under this Agreement but for this Section 10.4 would, more probably than not, be deductible for federal income tax purposes notwithstanding Section 280G of the Code, or any successor provision. If 280G Counsel is unable to render its opinion that the entire amount consisting of the aggregate of all payments due Executive under this Agreement (disregarding this Section 10.4 would, more probably than not, be deductible, then 280G Counsel shall determine the maximum present value of payments (using the present value rules applicable under Section 280G) that, in its opinion, Executive may receive under this Agreement without any portion of any payment of such present value being, more probably than not, nondeductible for federal income tax purposes as the result of the application of Section 280G of the Code (Executive's "280G Limit"). 280G Counsel shall then determine the number of months by which the period that would otherwise be Executive's Compensation Period under this Agreement would be required to be shortened (without increasing the amount determined under Section l.l as Executive's Monthly Deferred Compensation Benefit) so that the present value of the amounts that Executive will receive under this Agreement would not exceed Executive's 280G Limit. The number of months that would otherwise be included in Executive's Compensation Period shall then be shortened, notwithstanding any other provision of this Agreement that would otherwise appear to be to the contrary, to the number of months so determined by 280G Counsel.

              (b) The selection of 280G Counsel shall be within the Executive's discretion, but the competence of 280G Counsel in such tax matters must be demonstrable.

              (c) If 280G Counsel determines that, in connection with an event that constitutes a Change in Control under this Agreement, other amounts may be payable to Executive by the Company or any affiliate of the Company (including, but not by way of limitation, a member of an affiliated group as determined under Section 280G(d)(5) of the Code) under any other agreements or arrangements that would, in 280G Counsel's opinion, more likely than not be required under
Section 280G of the Code to be aggregated with payments under this Agreement in determining whether amounts that would otherwise be paid under this Agreement would exceed the 280G Limit, or in determining whether such other amounts themselves might be nondeductible to the payor under Section 280G, then 280G Counsel shall assume, in making its determinations under Section 10.4(a), that the maximum amount payable under such other agreements or arrangement shall in fact be paid to Executive, notwithstanding that such other agreements or arrangements may contain their own ordering rule with respect to cutbacks similar in principle to the cutback provided for in this Section 10.4 except to the extent that any such agreement or arrangement, or the ordering rule provided for in it, has been entered into as of a date following the date as of which this Agreement is entered into and specifically refers to this Agreement.

      11. Automatic Acceleration of Both Vesting and Payment in the Case of Liquidation or Dissolution

              The Company's liquidation or/and dissolution shall also constitute a Change in Control of the Company for the purposes of Section 10 of this Agreement, except that, in the case of the Company's liquidation or dissolution,
Section 10.2 shall be applied without the requirement for action by the Company's board of directors, so that (a) if Executive actually terminated employment with the Company prior to the Change in Control of the Company, Executive shall automatically be treated as having attained age 60 on the first day of the second calendar month preceding the calendar month in which the Change in Control of the Company occurred or (b) if Executive was an employee of the Company on the date on which the Change in Control of the Company occurred, then Executive shall automatically be treated as having terminated employment with the Company on the day after Executive is treated as having attained age 60 under Section 10.1.

      12.     Limited Effect

              12.1 Other than as specifically provided in this Agreement, this Agreement shall have no effect on the nature, duration, or terms of Executive's employment relationship with the Company, or on the amount of, or the Company's liability to pay, any Salary or other compensation to Executive.

              12.2 No amount(s) that may become payable to Executive under this Agreement shall be deemed to be salary or other compensation of Executive for the purpose of computing benefits to which Executive may be or become entitled, or contributions that Executive may be or become entitled to make, under any compensation, profit sharing, or salary deferral plan -- whether qualified under the Code or not -- of the Company, nor is anything in this Agreement intended to affect any right or obligation that Executive may have, now or in the future, under any such plans or arrangements.

      13.     Procedure for Review of Denial of Benefits

              13.1 The Company's board of directors shall be the administrator (the "Administrator") of this Agreement. The Administrator shall determine the rights under this Agreement of Executive, of any Beneficiary of Executive, of any surviving or former spouse of executive, or of any legatees or heirs of Executives (the potential "Claimants"). If a Claimant disputes the Administrator's determination of benefits under this Agreement, he, she, or it may file a written claim for benefits with the Administrator, provided that, in the case of any Claimant to whom the Administrator has directed a written notification of the administrator's determination, the claim is filed within 60 days of the date the Claimant receives such notification.

              13.2 If a claim for benefits under this Agreement is wholly or partially denied, the Administrator shall provide the Claimant with a notice of denial, written in a manner calculated to be understood by the Claimant and setting forth:

              (a)    the specific reason(s) for the denial;

              (b) specific references to the provisions of this Agreement on which the denial is based;

              (c) a description of any additional material or information needed by the Claimant in order to perfect the claim, with an explanation of why the material or information is necessary; and

              (d) appropriate information as to steps to be taken if the Claimant wishes to appeal the Administrator's denial of the claim. The notice of denial shall be given within a reasonable time but not later than 90 days after the claim is filed, unless special circumstances require an extension of time for processing the claim. If an extension of time is required, written notice shall be furnished to the Claimant within 90 days of the date the claim was filed stating the special circumstances requiring the extension, and the date by which a decision on the claim can be expected, which date shall be no more than l80 days from the date the claim was filed. If no notice of denial is provided, the Claimant may appeal the claim as though the claim had been denied.

              13.3 The Claimant and/or his or her representative may appeal the denied claim to the Administrator, and, in connection with the appeal, may:

              (a) request a review on written application to the Administrator;

              (b) review pertinent documents; and

              (c) submit issues and comments in writing to the Administrator.

The appeal must be made within 60 days of the date the Claimant received notification of the denied claim.

              13.4 On receipt of a request for review, the Administrator shall, within a reasonable time, but not later than 60 days after receiving the request, provide written notification of its decision to the Claimant stating the specific reasons and referencing the specific provisions of this Agreement on which its decision is based, unless special circumstances require an extension of time for processing the review. If an extension is required, the Administrator shall notify the claimant of the special circumstances and of a date no later than l20 days after the date the review was requested on which the Administrator will notify the Claimant of its decision.

              13.5 Nothing in this Section 13 of this Agreement shall be interpreted as limiting in any way the Company's right to interplead any Claimants in any court of competent jurisdiction.

      14.     Agreement Binding; Successors and Assigns

              14.1 This Agreement shall inure to the benefit of, and be binding upon, the parties hereto, their permitted assigns, if any, and, but only by operation of law, their respective next of kin, legatees, administrators, executors, legal representatives, and successors (including remote, as well as immediate, successors to such parties, but only by operations of law). In applying any provision of this Agreement with respect to any successor or assign of the Company, such provision shall be applied by treating such successor or assign as the "Company" referred to in this Agreement, unless such treatment would be clearly inappropriate. The principle of the preceding sentence shall not, except as otherwise specifically provided in other provisions of this Agreement, apply to any successor or assign of Executive or Executive's Beneficiary.

              14.2 Except by operation of law, as provided in Section l4.1 above, this Agreement may not be assigned by Executive. This Agreement may be assigned by the Company, but only with Executive's prior written consent.

              14.3 Neither Executive, Executive's estate, or Executive's surviving spouse, if any, shall have any right to commute, encumber, or dispose of the right to receive payments under this Agreement, and such payments and the right to receive them, shall, to the maximum extent permissible under the law, be nonassignable, nontransferable, and not subject to garnishment or other attachment.

              14.4 The Company shall have the right under this Agreement to offset against its obligation to make any payment to any person under this Agreement (including Executive, Executive's Beneficiary, or any other person) any claims that the Company may have against such person in connection with any transaction or occurrence between the Company and such person, or affecting the Company and in which such person was involved, whether or not such transaction or occurrence is otherwise connected with this Agreement in any other way.

              14.5 Any defense, whether arising under this Agreement or in connection with any other transaction or occurrence, that the Company may have against any obligation, including the obligation to make any payment, that the Company might otherwise have under this Agreement, shall, to the extent good against Executive, also be good against Executive's Beneficiary or any other Claimant.

      15.     Arbitration

              15.1 Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration to take place in San Francisco, California, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award by the arbitrator(s) may be entered in any court having jurisdiction thereof. The arbitrator(s) shall award attorneys' fees to the prevailing party, if any, in the arbitration, and any court entering judgment upon such award shall award attorneys' fees and costs to the party causing such judgment to be entered.

      16.     Notices

              All notices, consents, requests, demands, or other communications pursuant to this Agreement shall be in writing and shall be deemed to have been duly given when delivered, or when mailed by United States certified mail, postage prepaid, as follows:

      If to the Company:     PLM International, Inc.
                             One Market Plaza
                             Steuart Street Tower, Suite 900
                             San Francisco, California 94l05


      If to Executive:       J. Michael Allgood
                             1153 Camino Vallecito
                             Lafayette, California 94549

or to such other address as the Company or Executive shall have last designated by notice to the other. Any item shall be effective upon delivery, and any item mailed by United States certified mail, postage prepaid, shall be deemed to have been delivered on the third business day following the date deposited in the mail.

      17.     Waiver

              No failure on the part of either the Company or Executive to exercise, no delay in exercising, or course of dealing with respect to, any right, power, or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power, or privilege preclude any other or further exercise of such right, power, or privilege, or of any other right, power, or privilege. The remedies provided in this Agreement are cumulative and not exclusive of any remedies provided by law.

      18.     Invalid Provision

              Invalidity or unenforceability of any particular provision of this Agreement shall not affect the provisions of this Agreement, and this Agreement shall be construed in all aspects as if the invalid or unenforceable provision were omitted.

      19.     Enumeration and Headings

              The  enumeration  and  headings of this  Agreement  are merely for
convenience   of   reference;   they  shall  not  be  construed  to   constitute
representations or warranties, or to have any substantive significance.

      20.     Entire Agreement

              This writing constitutes the entire understanding between the parties with respect to the matters it deals with, and such understanding may be modified, altered, or amended only by the written agreement of the parties hereto. The Company and the Executive expressly agree that this agreement supersedes and replaces any prior agreement that may already be in effect with respect to the matters covered herein, and, except as provided in paragraph 1.4 of this agreement, any such prior agreement will become null and void upon the execution and delivery of this agreement.

      21.     Governing Law

              This agreement shall be construed in accordance with and governed by California law.

      22.     Counterparts

              This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

                                     PLM INTERNATIONAL, INC.


                                     By: /s/  Robert N.Tidball
                                         Robert N. Tidball

                                     Its President and Chief Executive Officer


                                     Date   9/30/94


                                     EXECUTIVE

                                     /s/ J. Michael Allgood
                                     J. Michael Allgood

                                     Date  10/6/94